Exhibit (d)(3)

Execution Version

Confidential

June 27, 2017

Fluke Corporation (“you” or “your”)

6920 Seaway Boulevard

Everett, WA 98203

Attention: Chris Elston

Ladies and Gentlemen:

You have requested information from Landauer, Inc., a Delaware corporation (the “Company”), in connection with your evaluation and/or consummation of a possible negotiated business combination or other negotiated transaction involving the Company and/or its affiliates and you and/or your affiliates (the “Possible Transaction”). The Company is willing to furnish such information to you only for the purpose of your evaluating and/or consummating the Possible Transaction and pursuant to the terms of this letter agreement (this “Agreement”).

1. Proprietary Information; Other Defined Terms.

(a) All information furnished on or after the date hereof directly or indirectly to you or your Representatives or affiliates by the Company or any of its Representatives (as defined below), including, without limitation, financial information, strategic plans, plans of operations, contracts, trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by you or any of your Representatives to the extent that they contain, reference, reflect or are based upon any information so furnished to you or any of your Representatives pursuant hereto (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials are referred to herein as “Derivative Materials”), is referred to herein as “Proprietary Information”. Proprietary Information does not include, however, information that (i) has become or becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such other source is not known by you or any of your Representatives to be bound by a confidentiality obligation to the Company or any of its affiliates, (ii) is generally available to the public at the time of disclosure hereunder, or becomes generally available to the public (other than as a result of a breach by you or any of your Representatives of this Agreement), (iii) is already in your possession, provided that such information is not known by you or any of your Representatives to be subject to any other non-use or confidentiality obligation to the Company or any of its affiliates, or (iv) has been independently developed by you or your Representatives or on your behalf without use of the Proprietary Information and without violating any of the confidentiality obligations under this Agreement. To the extent that any Proprietary Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that the sharing of such materials is not in and of itself intended to, and shall not in and of itself, waive or diminish in any way the confidentiality of such materials or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.

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(b) For purposes of this Agreement, references herein to your “Representatives” shall mean only (i) your controlled affiliates and Fortive Corporation and its controlled affiliates, (ii) your officers, directors, general partners, managing members and employees and (iii) your investment bankers, financial advisors, accountants, legal counsel, consultants and sources of capital or financing. For purposes of this Agreement, references herein to your “Subject Affiliates” shall mean (and, solely with respect to your controlled affiliates and the controlled affiliates of Fortive Corporation, the terms of this Agreement shall be applicable to) only your controlled affiliates and the controlled affiliates of Fortive Corporation that receive or have or have had access to or become aware of Proprietary Information or Transaction Information, are participating in evaluating, negotiating, advising or financing in connection with the Possible Transaction, have knowledge of the Potential Transaction or are acting on behalf of, at the direction of or in concert with you or your affiliates or Fortive Corporation or its affiliates in connection with the Possible Transaction, any other extraordinary transaction involving the Company or any of its subsidiaries or any of the other matters set forth herein. For the avoidance of doubt, the parties acknowledge that (A) certain officers, directors and employees of you or the Subject Affiliates who will receive or have access to Proprietary Information or Transaction Information may also serve as directors or managers of other affiliates of you or Fortive Corporation that partake in businesses distinct from your business (a “Dual Representative”) and (B) no such other affiliates of you or Fortive Corporation will be deemed to have received Proprietary Information or Transaction Information solely as a result of such dual role of any such Dual Representative (and accordingly such affiliate shall not be deemed to be a Subject Affiliate solely as a result thereof), so long as (1) such Dual Representative does not provide or make available any Proprietary Information or Transaction Information to and does not discuss or correspond regarding any Proprietary Information or Transaction Information with the other directors or managers, officers or employees of such other affiliates of you or Fortive Corporation (other than to other Dual Representatives), (2) such Dual Representative does not use any Proprietary Information or Transaction Information for such other affiliates of you or Fortive Corporation and (3) Proprietary Information or Transaction Information is not otherwise provided or made available to such other affiliates of you or Fortive Corporation or their officers, directors or employees. For purposes of this Agreement, references herein to the Company’s “Representatives” shall mean the Company’s affiliates and its and their respective officers, directors, managers, members, partners, employees, investment bankers, financial advisors, accountants, legal counsel, consultants and other direct and indirect agents and representatives. As used in this Agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual and (ii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Use of Proprietary Information and Confidentiality; Transaction Information to Remain Confidential. Except as (a) otherwise permitted under this Agreement, (b) otherwise agreed to in writing by the Company or (c) required by applicable law, legal process, regulation, stock exchange rule or other market or reporting system or by legal, judicial, regulatory or administrative process (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or to comply with an express request from a governmental authority (“Legally Required”), but, in any such case described in the foregoing clause (c), only in accordance with Paragraph 3, you shall, and

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shall cause your Representatives to, (i) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than your Representatives who you deem it necessary or advisable to know such Proprietary Information in connection with evaluating, negotiating, advising or financing with respect to the Possible Transaction (all of whom shall be specifically informed of the confidential nature of such Proprietary Information and that by receiving such Proprietary Information they are agreeing to be bound by the terms of this Agreement applicable to such Representatives and relating to the confidential treatment of such Proprietary Information) and cause your Representatives to treat such Proprietary Information in a confidential manner and in accordance with the terms hereof, (ii) not use any Proprietary Information for any purpose other than in connection with evaluating, negotiating, advising or financing with respect to the Possible Transaction and (iii) not disclose to any person (other than your Representatives, whom you will cause to observe the terms of this Agreement relating to the confidential treatment of Transaction Information (as defined below)) the existence or terms of this Agreement, that Proprietary Information has been made available, that you are considering the Possible Transaction or any other transaction involving the Company or any of its affiliates, that you are subject to any of the restrictions set forth in this Agreement, that investigations, discussions or negotiations are taking or have taken place concerning the Possible Transaction or involving the Company or any of its affiliates, any term, condition or other matter relating to the Possible Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof, or any information that could enable such other person to identify the Company or any of its affiliates or Representatives as a party to any discussions or negotiations with you or others (the items described in this clause (iii), “Transaction Information”). For the avoidance of doubt, upon the expiration of the Standstill Period in accordance with the terms of Paragraph 7, nothing in the restriction on use in this Paragraph 2 will prohibit you from engaging in any activity described in Paragraph 7 to the extent permitted in accordance with Paragraph 7. Except as (A) otherwise permitted under this Agreement, (B) otherwise agreed to in writing by you or (C) Legally Required, the Company shall not, and shall direct its Representatives not to on its behalf, disclose to any person (other than the Company and its Representatives) your identity or that of your Subject Affiliates or disclose any information that would be expected to enable a reasonable person to identify you or any of your Subject Affiliates as a person that is involved in the Possible Transaction.

3. Legally Required Disclosure. In the event that you (or any of your Representatives) should be Legally Required to disclose any Proprietary Information or Transaction Information, you shall, to the extent legally permissible and, in advance of such disclosure (to the extent practicable), provide the Company with prompt written notice of such requirement. You also agree, to the extent legally permissible, to use commercially reasonable efforts to provide the Company, in advance of any such disclosure, with a list of any Proprietary Information and Transaction Information that you intend (or that your Representative intends) to disclose (and, if applicable, the text of the disclosure language itself) and to reasonably cooperate with the Company, at the Company’s sole cost and expense, to the extent it may seek to limit such disclosure, including, if requested, taking commercially reasonable steps to resist or avoid any such legal, judicial, regulatory or administrative process. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as reasonably practicable to allow the Company a reasonable amount of time to respond thereto), you are (or any of your Representatives is) Legally Required to disclose

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any Proprietary Information or Transaction Information, you or your Representative, as applicable, (a)    will exercise commercially reasonable efforts, at the Company’s sole cost and expense, to obtain assurance that confidential treatment will be accorded to that Proprietary Information or Transaction Information, as applicable, and (b) may disclose, without liability hereunder, such portion of the Proprietary Information or Transaction Information that, according to the advice of your counsel, is Legally Required to be disclosed (the “Public Disclosure”); provided, however, that, prior to such disclosure, you or your Representatives (as applicable) shall have used commercially reasonable efforts to have (i) provided the Company with the text of the Public Disclosure as far in advance of its disclosure as is practicable and (ii) considered in good faith the Company’s suggestions concerning the scope and nature of the information to be contained in the Public Disclosure. Notwithstanding the foregoing, your Representatives that are accounting firms may disclose Proprietary Information and/or Derivative Materials to the extent, if any, required by applicable law, rule, regulation or professional standard of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder, provided that, to the extent legally permitted and practicable, prior written notice of any such required disclosure will be provided to the Company.

4. Responsibility. Without limiting the other terms of this Agreement, you agree that you shall, at your sole expense, undertake all commercially reasonable measures necessary or appropriate (i) to restrain your Representatives from prohibited or unauthorized disclosure or use of any Proprietary Information or Transaction Information and (ii) to safeguard and protect the confidentiality of the Proprietary Information and the Transaction Information disclosed to you and to prevent the use of any Proprietary Information or Transaction Information in any way that would violate any antitrust or other applicable law. You agree that you will not cause or direct, or attempt or cause or direct, any person, including any of your affiliates or Representatives, to take any action that would be in breach or deemed breach of this Agreement if taken by you or any of your Representatives. You agree to notify the Company promptly, in writing, of any misuse, misappropriation or unauthorized disclosure of any Proprietary Information or Transaction Information which may come to your attention. You agree that you will be responsible for any breach of this Agreement by you and, to the extent that the provisions of this Agreement apply to your Representatives, any breach or deemed breach of this Agreement by any of your Representatives, in a manner assuming such Subject Affiliates or Representatives were parties hereto with respect to such provisions and had the obligations contemplated by them hereunder as to such provisions. You are aware, and will advise your Representatives to whom any Proprietary Information or Transaction Information is disclosed, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

5. No Representations Regarding Proprietary Information.

(a) You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you or any of your Representatives may rely as to the accuracy or completeness of the Proprietary Information for

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any purpose and that only those representations and warranties made by the Company in a definitive written agreement between the parties related to the Possible Transaction, as, when and if executed by the parties (a “Definitive Transaction Agreement”), if any, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. You agree that, other than as may be set forth in such Definitive Transaction Agreement, neither the Company nor any of its Representatives shall have any liability whatsoever to you or any of your Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom. For purposes of this Agreement, the term “Definitive Transaction Agreement” does not include this Agreement, an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid.

(b) Without limiting the generality of Paragraph 5(a), the Proprietary Information may include certain statements, estimates and projections with respect to the Company’s or any of its affiliates’ anticipated future performance. Such statements, estimates and projections reflect various assumptions made by the Company, which assumptions may or may not prove to be correct, and are subject to various risks and uncertainties. Except as may be expressly provided in a Definitive Transaction Agreement, no representations, warranties or assurances are made by the Company or any of its Representatives as to such assumptions, statements, estimates or projections, including, without limitation, any budgets, and, except as may be expressly provided in a Definitive Transaction Agreement, you hereby irrevocably waive any claims in respect thereof.

(c) You acknowledge and agree that the Company shall be free to conduct the process for a business combination or other transaction as the Company in its sole and absolute discretion shall determine (including, without limitation, negotiation with any other person and entering into a definitive written agreement without prior notice to you or any other person). Each of the parties hereto acknowledges that the other party reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate and abandon discussions and negotiations with such party hereto at any time for any reason or no reason whatsoever.

6. Return or Destruction of Proprietary Information. Following the Company’s written request, you shall (and shall cause your Representatives to) promptly, and in any event within twenty (20) business days, either (at your or your Representative’s option, as applicable) return to the Company or destroy (and certify in writing to the Company by an authorized officer supervising such return or destruction) all copies or other reproductions of Proprietary Information, other than any Derivative Materials, in your possession or the possession of any of your Representatives and shall not retain any copies or other reproductions, in whole or in part, of such materials. You shall destroy all Derivative Materials (including, without limitation, by using commercially reasonable efforts to expunge all such Derivative Materials from any computer, word processor or other device containing such information), and such destruction will be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, you and your Representatives may retain (i) data or electronic records containing Proprietary Information for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or

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business continuity planning purposes and (ii) copies of Proprietary Information if Legally Required or in order to comply with applicable professional standards so long as access thereto is limited to legal and regulatory compliance personnel (any such retained Proprietary Information referred to in the foregoing clauses (i) or (ii), a “Retained Copy”). Notwithstanding the return or destruction of Proprietary Information required by this Paragraph 6, you and your Representatives shall continue to be bound by all duties and obligations hereunder in accordance with the terms hereof.

7. Standstill. You hereby represent to the Company that, as of the date hereof, neither you nor any of the Subject Affiliates has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company or any of its direct or indirect subsidiaries (or any rights or options to acquire such ownership (including from any third party)). In consideration for your being furnished with Proprietary Information, you agree that, unless specifically requested in writing in advance by the Company’s Representative on behalf of the Company’s board of directors, neither you nor any of the Subject Affiliates or your or their respective Representatives (who actually receive Proprietary Information or who are acting on behalf of, or in concert with, you or any of the Subject Affiliates) will, at any time during the twelve-month period commencing on the date hereof (the “Standstill Period”) (or, at any time during such Standstill Period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly: (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of a material portion of the assets or businesses or any securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof, provided that, unless and until you have received a written request to return or destroy Proprietary Information in accordance with the terms hereof, you may make one or more private proposals to the Company for a Possible Transaction, without public disclosure by you or your affiliates or Representatives, subject to the other terms of this Agreement; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; (d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into, exchangeable for or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) (other than with a party who constitutes a Representative with respect to its participation in evaluating, negotiating, advising or financing with respect to the Possible Transaction as expressly permitted by and in compliance with this Agreement) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the

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Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its direct or indirect subsidiaries; (g) request that the Company (or any of its Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Paragraph 7, or refer to any desire or intention, but for this Paragraph 7, to do so; or (h) make any public disclosure, or take any action that could reasonably be expected to require you or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement; provided, however, that nothing contained in this Agreement shall limit you or the Subject Affiliates or such Representatives in any way from engaging in transactions with respect to publicly-traded and broadly-held mutual funds that may hold securities of the Company whose investments are not subject to your or any of your affiliates’ or Representatives’ control or direction, so long as you or the Subject Affiliates or such Representatives are not so engaging for the purpose of doing through such mutual funds what you or the Subject Affiliates or such Representatives are not otherwise permitted to do under this Agreement (including this Paragraph 7). Notwithstanding anything in this Paragraph 7 to the contrary, you may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreements not to enforce this Paragraph 7 and make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by clause (a) or clause (b) of this Paragraph 7, in each case, at any time after a Fundamental Change Event (as defined in this Paragraph 7). A “Fundamental Change Event” means the Company has after the date of this Agreement entered into a definitive written agreement providing for (x) any acquisition of a majority of the voting securities of the Company by any person or group (other than by any direct or indirect subsidiary of the Company), (y) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any person or group (other than by any direct or indirect subsidiary of the Company) or (z) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (z), immediately following such transaction, any person (or the direct or indirect shareholders of such person) will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction). For purposes of this Paragraph 7, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

8. No Solicitation of Employees. You agree that, without the prior written consent of the Company, neither you nor any of the Subject Affiliates will, for a period of eighteen months from the date hereof, directly or indirectly, solicit the services of or employ, as employee, consultant or otherwise, any officer, director or employee of the Company or any of its direct or indirect subsidiaries on the date hereof or at any time hereafter with whom you have contact or about whom you receive substantive information in connection with your consideration of a Possible Transaction (any such person referred to herein as a “Covered Person”); provided, however, that the foregoing shall not preclude (1) you or the Subject Affiliates from entering into discussions with or hiring Covered Persons who apply for employment with you on their own initiative without direct or indirect inducement or encouragement by you or your Representatives, (2) the solicitation (or

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employment as a result of the solicitation) of Covered Persons whose employment has been terminated, or (3) the solicitation (or employment as a result of the solicitation) of Covered Persons through (i) public advertisements or general solicitations that are not specifically targeted at such person(s) or (ii) recruiting or search firms retained by you, or internal search personnel, so long as they do not target the Company or specific employees. You agree that you and your Representatives will not, without the prior written consent of the Company, engage in discussions with directors or management of the Company regarding the terms of any post-transaction directorship, employment or equity participation as part of, in connection with or after a Possible Transaction, unless and until authorized in writing by outside legal counsel for the Company on behalf of the Board of Directors of the Company.

9. No License or Conveyance of Proprietary Information. You agree that no license or conveyance to you or any of your affiliates or Representatives of any patent, copyright, trade secret, trademark, domain name or other intellectual property right of the Company or its Representatives in the Proprietary Information or otherwise is granted or implied by this Agreement.

10. Miscellaneous.

(a) The parties hereto acknowledge that irreparable damage may occur to the non-breaching party if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agree that the non-breaching party, without prejudice to any rights and remedies otherwise available, shall be entitled to seek equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by the other party hereto or any of its Representatives of the provisions of this Agreement without proof of actual damages. The breaching party will not oppose the granting of such relief on the basis that the non-breaching party has an adequate remedy at law. Each party also agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

(b) The parties hereto agree that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. A party’s waiver of any right, power or privilege hereunder, and the Company’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by such party.

(c) If any provision contained in this Agreement or the application thereof to you, the Company or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable.

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Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

(d) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by a party hereto without the prior written consent of the other party hereto shall be void. Notwithstanding the immediately preceding sentence, any purchaser of the Company or of all, or substantially all, of the assets of the Company or any direct or indirect subsidiary or division of the Company shall be entitled to the benefits of this Agreement with respect to Proprietary Information concerning the business or affairs of the Company or such subsidiary or division, as the case may be, whether or not this Agreement is assigned to such purchaser.

(e) This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof, (ii) may be amended or modified only in a written instrument executed by the parties hereto and (iii) and its provisions shall, except as otherwise specifically set forth in this Agreement, cease to be effective upon the second anniversary of the date of this Agreement; provided, however, that the confidentiality and non-use provisions contained herein shall continue to apply to you solely with respect to any Retained Copies for a period of four years following such expiration of the term of this Agreement. Without limiting the generality of the preceding sentence, any “click-through” or similar confidentiality agreement entered into by you or any of your Representatives in connection with accessing any electronic dataroom will have no force or effect, whether entered into before, on or after the date hereof and shall be superseded by the terms of this Agreement.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware. Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware located in the County of New Castle, Delaware (or, if such court does not have jurisdiction, any other courts of the State of Delaware and the United States of America, in each case located in the County of New Castle, Delaware), for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action, suit or proceeding except in such courts). Notwithstanding the foregoing, either party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the Court of Chancery of the State of Delaware located in the County of New Castle, Delaware (or, if such court does not have jurisdiction, any other courts of the State of Delaware and the United States of America, in each case located in the County of New Castle, Delaware), and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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Service of any process, summons, notice or document by U.S. registered mail to your address set forth below or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or the Company, as applicable, in any court of competent jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final and non-appealable judgment that a party has breached this Agreement, then such breaching party shall be liable for, and shall pay, the documented and reasonable out-of-pocket legal fees, costs and expenses that the non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

(g) It is understood that, unless and until a Fundamental Change Event shall have occurred, all communications with the Company or any of its affiliates regarding the Possible Transaction or requests for information, facility tours or management meetings, in each case, related to the Possible Transaction, will be submitted or directed only to the Company’s representatives at Lazard Frères & Co. LLC. Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by facsimile or email with confirmation of transmission by the transmitting equipment, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses, facsimile numbers or email addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, email address or person as such party may designate by a written notice delivered to the other party hereto). You also agree, except as otherwise expressly permitted in this Agreement, not to initiate or maintain contact (except for those contacts unrelated to the Possible Transaction) with any Representative, customer or supplier of the Company or any of its affiliates, except with the prior written consent of the Company. Nothing will prohibit you or your Representatives from initiating or maintaining contacts with any persons in the ordinary course of business, provided that such contacts are unrelated to the Possible Transaction and you and your Representatives comply with the terms of this Agreement. When this Agreement calls for the consent of the Company, instructions by the Company, waivers by the Company or any similar actions by the Company, it means a consent, instruction, waiver or similar action by the Company’s board of directors or any person designated by the Company’s board of directors.

(h) This Agreement also constitutes notice to you that the Company has engaged Sidley Austin LLP (“Sidley”) as its legal counsel in connection with the Possible Transaction. Notwithstanding the fact that Sidley may have represented, and may currently represent, you and/or any of your affiliates (including portfolio companies) or Representatives with respect to matters unrelated to the Possible Transaction, you hereby (i) consent to Sidley’s continued representation of the Company in connection with the Possible Transaction, (ii) waive any actual or alleged conflict that may arise from Sidley’s representation of the Company in connection with the Possible Transaction and (iii) agree that Sidley will be under no duty to disclose any confidential information of the Company to you. This consent and waiver extends to Sidley’s representation of the Company against you and/or any of your affiliates in litigation, arbitration or mediation, but only if such litigation, arbitration or mediation relates to or arises out of this Agreement or the Possible

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Transaction. By entering into this Agreement, you hereby acknowledge that the Company and Sidley will be relying on your consent and waiver provided hereby. In addition, you hereby acknowledge that your consent and waiver under this Paragraph 10(h) is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver. If you have any questions regarding this Paragraph 10(h), please contact Larry A. Barden or Seth H. Katz at Sidley Austin LLP at lbarden@sidley.com or skatz@sidley.com, respectively.

(i) Each party hereto agrees that unless and until a Definitive Transaction Agreement is executed and delivered, neither party hereto intends to be, nor shall either party hereto be, under any legal obligation with respect to any transaction, and no obligation or rights or liabilities of any kind whatsoever are created (or shall be deemed to be created) by virtue of this Agreement, or any other written or oral expressions or any further actions by the parties hereto or their respective Representatives, with respect to the Possible Transaction or any other transaction, except for the matters specifically agreed to in this Agreement.

(j) For the convenience of the parties, this Agreement may be executed by PDF, facsimile or other electronic means and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned an executed copy of this Agreement.

Very truly yours,

LANDAUER, INC.

By: /s/ Michael P. Kaminski
Name: Michael P. Kaminski
Title: President and Chief Executive Officer

Address: 2 Science Road, Glenwood, Illinois 60425

Facsimile No.: N/A

Attention: Michael P. Kaminski

Accepted and agreed as of the date first written above:

FLUKE CORPORATION

By:	/s/ Chris Elston
Name: Chris Elston
Title: Authorized Signatory

Address:	6920 Seaway Boulevard

Everett, WA 98203

Facsimile No.: N/A

Attention: Chris Elston